                                                                    Exhibit (a)1





                            NAUTICA ENTERPRISES, INC.

              OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING
             AN EXERCISE PRICE OF OVER $24.00 FOR A FUTURE GRANT OF
                 NEW OPTIONS UNDER THE 1996 STOCK INCENTIVE PLAN

    THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT 6:00 P.M., EASTERN DAYLIGHT TIME, ON AUGUST 14, 2002, UNLESS THIS OFFER IS EXTENDED





                                  JULY 16, 2002

                            NAUTICA ENTERPRISES, INC.
                                  JULY 16, 2002

 OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR A FUTURE GRANT OF NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

    THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT 6:00 P.M., EASTERN DAYLIGHT TIME, ON AUGUST 14, 2002, UNLESS THIS OFFER IS EXTENDED.

      Nautica Enterprises, Inc. ("Nautica") is offering eligible employees the opportunity to exchange certain outstanding options under the Nautica Enterprises, Inc. 1996 Stock Incentive Plan, as amended and as may be further amended from time to time (the "1996 Plan") to purchase shares of Nautica common stock with an exercise price greater than $24.00 per share for a future grant of new options under the 1996 Plan. We are making the offer upon the terms and conditions described in (1) this Offer to Exchange; (2) the related cover letter from Harvey Sanders dated July 16, 2002 (the "Sanders Letter"), (3) the Election Form, and (4) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "option exchange program").

      Each eligible employee who accepts the offer and remains an employee of Nautica or one of our subsidiaries through the grant date of the new options will receive on a future date an option to purchase 0.70 shares for each share subject to the options tendered, rounded up to the nearest whole share. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Assuming we do not extend the Expiration Date (as defined below), we presently expect to grant the new options on or about February 18, 2003. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by Nautica through the offer will be cancelled as promptly as practicable after 6:00 p.m. Eastern Daylight Time on the date the offer ends. The offer is presently scheduled to expire on August 14, 2002 (the "Expiration Date") and we expect to cancel options on August 15, 2002, or as soon as possible thereafter (the "Cancellation Date").

      The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

      Except as provided in the next paragraph, you may participate in the offer if you are an employee of Nautica or one of our subsidiaries as of the date the offer commences and through the Cancellation Date, and you hold options to purchase shares of Nautica common stock issued under the 1996 Plan with an exercise price greater than $24.00 per share. In order to receive a new option pursuant to this offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

      The members of our Board of Directors and the executive officers listed on Schedule A to this Offer to Exchange are not eligible to participate.

      If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, on a future date we will grant you new options under the 1996 Plan. The terms and conditions of any new option grant you receive may differ from the terms and conditions of the options you tender.

      All new options granted pursuant to this Offer will be non-qualified stock options. Even if you tender incentive stock options for exchange, provided that you remain an employee of Nautica or our subsidiaries on the date the new options are granted, the new options granted to you will be non-qualified stock options.

      The exercise price per share of the new options will be 100% of the fair market value of Nautica common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options.

      As noted above, each eligible employee who accepts the offer and remains an employee of Nautica or one our subsidiaries through the grant date of the new options will receive an option to purchase 0.70 shares for each share subject to the options tendered, rounded up to the nearest whole share.

      Unless otherwise provided in the 1996 Plan, each new option granted will vest in accordance with the vesting schedule of the cancelled options, except that no new option will vest or be exercisable earlier than six months after the date of its grant. All of the options eligible to be exchanged would be fully vested earlier than six months after the date that we anticipate granting the new options. Consequently, assuming that new options are granted on February 18, 2003, all new options will become fully vested and exercisable on August 18, 2003.

      ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

      WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

      Shares of Nautica common stock are traded on the Nasdaq National Market under the symbol "NAUT." On July 15, 2002, the closing price of our common stock reported on the Nasdaq National Market was $13.02 per share.

      THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should direct questions about the offer or requests for assistance or for additional copies of (1) this Offer to Exchange, (2) the Sanders Letter, (3) the Election Form, and (4) the Notice to Withdraw from the Offer to James F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019 (telephone no. (212) 841-7266).

                                    IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions and deliver it and any other required schedules by fax, overnight courier or hand delivery to James
F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019, (fax no.
(212) 841-7228) before 6:00 p.m. Eastern Daylight Time on August 14, 2002.

      We are not making the offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to optionholders in any of these jurisdictions.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED COVER LETTER FROM HARVEY SANDERS DATED JULY 16, 2002, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY NAUTICA.

                                TABLE OF CONTENTS

                                                                                                         PAGE

SUMMARY TERM SHEET                                                                                       1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER                                                              9

ECONOMIC RISKS                                                                                           9

TAX-RELATED RISKS FOR U.S. RESIDENTS                                                                     10

BUSINESS-RELATED RISKS                                                                                   10

INTRODUCTION                                                                                             11

THE OFFER                                                                                                13
Section 1.  Eligibility                                                                                  13
Section 2.  Number of Options; Expiration Date                                                           13
Section 3.  Purpose of the Offer                                                                         14
Section 4.  Procedures for Tendering Options                                                             16
Section 5.  Withdrawal Rights and Change of Election                                                     17
Section 6.  Acceptance of Options for Exchange and Issuance of New Options                               18
Section 7.  Conditions to the Offer                                                                      20
Section 8.  Price Range of Shares Underlying the Options                                                 21
Section 9.  Source and Amount of Consideration; Terms of New Options                                     22
Section 10. Information Concerning Nautica                                                               25
Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options    25
Section 12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer          26
Section 13. Legal Matters; Regulatory Approvals                                                          27
Section 14. Material U.S. Federal Income Tax Consequences                                                27
Section 15. Extension of Offer; Termination; Amendment                                                   29
Section 16. Fees and Expenses                                                                            30
Section 17. Additional Information                                                                       30
Section 18. Miscellaneous                                                                                31

SCHEDULE A - Information Concerning the Directors and Executive Officers of Nautica Enterprises, Inc.    A-1

                               SUMMARY TERM SHEET

            The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying cover letter from Harvey Sanders dated July 16, 2002 (the "Sanders Letter"), the Election Form and the Notice to Withdraw from the Offer, because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Sanders Letter, the Election Form and the Notice to Withdraw from the Offer. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHICH SECURITIES ARE ELIGIBLE TO BE EXCHANGED?

            We are offering to exchange outstanding, unexercised options to purchase shares of common stock of Nautica with an exercise price greater than $24.00 per share which are held by eligible employees and issued under the Nautica Enterprises, Inc. 1996 Stock Incentive Plan, as amended and as may be further amended from time to time (the "1996 Plan").

            We will exchange eligible options issued under the 1996 Plan for new options to be granted in the future under the 1996 Plan. The new options will continue to be subject to the terms and conditions of the 1996 Plan. (Section 1)

            Stock options granted pursuant to the following stock option plans will not be affected in any way:

-           1989 Employee Incentive Stock Plan; and

-           Executive Incentive Stock Option Plan.


WHO IS ELIGIBLE TO PARTICIPATE?

            Except as provided in the next paragraph, you may participate in the offer if you are an employee of Nautica or one our subsidiaries as of the date the offer commences and through the Cancellation Date. In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If we do not extend the offer period beyond August 14, 2002, the new options will be granted on or about February 18, 2003.

            Members of our Board of Directors and the executive officers listed on Schedule A to this Offer to Exchange are not eligible to participate. (Section 1)

WHY IS NAUTICA MAKING THE OFFER?

            We believe granting stock options motivates high levels of performance and provides an effective means of recognizing contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the fair market value of the shares on the grant date, we hope to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Section 3)

WHAT ARE THE CONDITIONS TO THE OFFER?

            The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. Additional conditions to the offer are described in later in this Offer to Exchange. (Section 7)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

            In order to receive a grant of new options through the offer and under the terms of the 1996 Plan, you must continue to be employed by Nautica or one of its subsidiaries as of the date the new options are granted.

            As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an eligible employee of Nautica or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Section 2)

            In addition, you should note that if, for any reason, you do not remain an eligible employee of Nautica or one of its subsidiaries through the date when your new options would otherwise have vested, none of the new options will vest and you will not be able to exercise any of such options. (Section 9)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

            We will grant you new options to purchase 0.70 shares for each share subject to the options you tender, rounded up to the nearest whole share, on the first business day which is at least six months and one day after the date we cancel the options accepted for exchange, provided that you remain an eligible employee of Nautica or one of our subsidiaries on such date. For example, if your old option covered 1,000 shares, your new option will cover 700 shares. New options will be granted under our 1996 Plan, unless prevented by law or applicable regulations, and will be governed by the terms and conditions of the 1996 Plan. All new options will be subject to a new option agreement between you and us. You must execute a new option agreement, which may have different terms and conditions from the option agreement for your old options, before receiving new options. (Section 2)

WHEN WILL I RECEIVE MY NEW OPTIONS?

            We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options. If we cancel tendered options on August 15, 2002, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will be granted on or about February 18, 2003. However, if we extend the offer, the new options will be granted on a later date. You must be an eligible employee on the date we grant the new options in order to be eligible to receive them. (Section 6)

WHY CAN'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

            If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Section 12)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

            No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We will defer until the grant date of your new options any grant of other options for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Section 12)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

            Yes. Once we have accepted and cancelled options tendered by you, you will no longer have any rights under those options. (Section 6)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

            The exercise price per share of the new options will be 100% of the fair market value of Nautica common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your cancelled options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Section 8)


WHAT HAPPENS IF THE FAIR MARKET VALUE OF NAUTICA COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS IS HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS?

            THERE IS A RISK THAT THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS WILL BE HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS. IN THAT EVENT, THE NEW OPTIONS YOU WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN THE OLD OPTIONS YOU WILL HAVE HAD CANCELLED.

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

            No. All of the new options granted under this option exchange program will be non-qualified stock options. A non-qualified stock option is an option that is not qualified to be an incentive stock option under the current tax laws. Non-qualified stock options have different tax consequences than incentive stock options, and are not subject to certain holding periods that apply to incentive stock options. (Section 14)

IF MY CURRENT OPTIONS ARE NON-QUALIFIED STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-QUALIFIED STOCK OPTIONS?

            Yes. All of the new options granted under this option exchange program will be non-qualified stock options. (Section 14)

WHY WILL ALL OF THE NEW OPTIONS GRANTED BE NON-QUALIFIED STOCK OPTIONS?

            Non-qualified stock options are not subject to the one-year holding period prior to exercise applicable to incentive stock options. Granting non-qualified replacement options will allow optionholders to exercise their options six months earlier than they would be able to if the replacement options were granted as incentive stock options. (Section 14)

WHEN WILL THE NEW OPTIONS VEST?

            Unless otherwise provided in the 1996 Plan, each new option granted will vest in accordance with the vesting schedule of the cancelled options, except that no new option will vest or be exercisable earlier than six months after the date of its grant. All of the options eligible to be exchanged would be fully vested earlier than six months after the date that we anticipate granting the new options. Consequently, assuming that new options are granted on February 18, 2003, all new options will become fully vested and exercisable on August 18, 2003. (Section 9)

WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

            Yes, to the extent your eligible options would otherwise vest prior to August 18, 2003 (or such later date six months after the issuance of the replacement options). The replacement options you receive will not be vested, even if the options you exchange are fully or partially vested, until the six month anniversary of the issuance of the replacement options. (Section 9)

WHAT IF NAUTICA ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

            It is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a different issuer.

            We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include termination of your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees and consultants who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquirer or any other consideration for their tendered options.

            Optionholders who do not tender their old options in connection with this exchange offer will have their outstanding options treated in accordance with the terms of the plan under which they are granted, and if their options are assumed by the successor to our company in an acquisition, those options would be priced in accordance with the terms of the acquisition transaction. This could potentially result in a greater financial benefit for those optionholders who elected not to participate in this exchange offer if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options which were not tendered. (Section 7)

PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, WE MAY, IN OUR DISCRETION, TERMINATE YOUR RIGHT TO RECEIVE REPLACEMENT OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. IN ADDITION, THE ACQUIRING COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT OR VESTING OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS OR ANY OTHER REASON BEFORE THE REPLACEMENT OPTION IS GRANTED MEANS THAT YOU WILL NOT RECEIVE THE REPLACEMENT OPTION, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

ARE THERE OTHER CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

            Possibly. Although we are not currently aware of any prohibitions under applicable law, it is possible that, even if we accept your tendered options, we will not grant new options to you if we are prohibited in the near future by applicable law or regulations from doing so. Such a prohibition could result from changes in the Securities and Exchange Commission ("SEC") rules, regulations or policies, Nasdaq listing requirements, accounting rules or foreign laws. We will use reasonable efforts to avoid or remedy any such prohibitions, but if it is applicable throughout the period after the date that is at least six months and one day after we cancel the options accepted for exchange (the period after the date we intend to grant the new options), you will not be granted a new option. We do not anticipate any such prohibitions. (Section 7)

            Also, if you are no longer an eligible employee on the date we grant new options, you will not receive any new options. (Section 1)

IF I CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO I HAVE TO TENDER ALL THE OPTIONS IN THAT GRANT?

            Yes. We are not accepting partial tenders of options. You may tender one or more of your option grants, but you must tender all or none of the unexercised options in each grant. (Section 6)

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

            Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until they expire by their terms. (Section 1)

            You should note that, if you are a employee who resides in the United States, there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

            If you are a United States resident employee and you exchange your current options for a future grant of new options, you should not be required under current law to recognize income for U.S. federal income tax purposes. Further, at the grant date of the new options you should not be required under current law to recognize income for U.S. federal income tax purposes. However, because all of the new options granted will be non-qualified options, you will be required to recognize ordinary income upon exercise of the options and capital gain upon sale of the shares acquired upon the exercise of the options. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you live, work or are subject to taxation outside the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live, work or are otherwise subject to taxation.

            We strongly urge you to read Section 14 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this offer.

WHEN WILL MY NEW OPTIONS EXPIRE?

            Your new options will expire on the same date indicated in the stock option agreement for your cancelled options. (Section 9)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

            The offer expires on August 14, 2002, at 6:00 p.m., Eastern Daylight Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Section 2)

HOW DO I TENDER MY OPTIONS?

            If you decide to tender your options, you must deliver, before 6:00 p.m., Eastern Daylight Time, on August 14, 2002 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other schedules required by the Election Form via facsimile (fax no. (212) 841-7228), overnight courier or hand delivery to James
F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Section 4)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

            You may withdraw your tendered options, and reject our offer, at any time before the offer expires at 6:00 p.m., Eastern Daylight Time, on August 14, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. However, if we have not accepted and cancelled your tendered options by September 10, 2002, you may withdraw your tendered options at any time after such date.

            To withdraw tendered options, you must deliver to us via facsimile, overnight courier or hand delivery to James F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019 (fax no. (212) 841-7228), a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Section 5)

            Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

CAN I CHANGE MY ELECTION REGARDING PARTICULAR OPTIONS I TENDERED?

            Yes, you may change your election regarding particular options you previously tendered at any time before the offer expires at 6:00 p.m., Eastern Daylight Time, on August 14, 2002. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile, overnight courier or hand delivery to James F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019 (fax no. (212) 841-7228) a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded. (Section 5)

WHAT DO NAUTICA AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

            Although our Board of Directors has approved Nautica's decision to make the offer, neither Nautica nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact:

James F.Haneschlager
Senior Vice President, Administration & Human Resources
Nautica Enterprises, Inc.
40 West 57th Street
New York, NY 10019
(212) 841-7266

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

            Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Forward Looking and Cautionary Statements" in Nautica's Quarterly Report on Form 10-Q for the fiscal quarter ended June 1, 2002 (filed July 16, 2002) highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the section in this Offer to Exchange discussing U.S. tax consequences, as well as the rest of this Offer to Exchange, along with the cover letter from Harvey Sanders dated July 16, 2002, the Election Form, and the Notice to Withdraw from the Offer, for an expanded discussion of the risks which may apply to you before deciding to participate in the exchange offer.

                                 ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL FEBRUARY 18, 2003 AT THE EARLIEST.

            Employees are generally eligible to receive option grants at any time that the Board of Directors, Compensation Committee or 1996 Stock Incentive Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until February 18, 2003 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS COULD BE WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU RECEIVED IN EXCHANGE FOR THEM.

            By way of example only, if you cancel options with a $26.00 exercise price, and Nautica's stock appreciates to $28.00 when the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

IF YOU ELECT TO EXCHANGE ANY OPTIONS, YOU WILL RECEIVE FEWER SHARES UNDER THE NEW OPTIONS THAN YOU HAD UNDER THE CANCELLED OPTIONS.

            Under the terms of the exchange offer, for each share of our common stock covered by the options you elect to cancel, you will receive a replacement option for 0.70 shares, rounded up to the nearest whole share.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

            Once your option is cancelled, it has been eliminated completely. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option. Nothing in this offer or the acceptance thereof shall confer upon you any right to continued employment with Nautica or its subsidiaries or limit the right of Nautica or its subsidiaries to terminate your employment at any time.

IF YOUR EMPLOYMENT TERMINATES AS A RESULT OF AN ACQUISITION OR MERGER OF NAUTICA PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

            If Nautica is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this or any other reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE VESTING DATE OF THE REPLACEMENT OPTION, YOU WILL BE UNABLE TO EXERCISE THE REPLACEMENT OPTION.

            The replacement options will vest no earlier than six months after the date of their grant. If your employment terminates for any reason other than death or disability before the replacement options vest, you will be unable to exercise any replacement option that may have been granted to you.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

IF YOU ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, REGARDLESS OF WHETHER YOU TENDER INCENTIVE STOCK OPTIONS OR NON-QUALIFIED STOCK OPTIONS, ANY REPLACEMENT OPTIONS YOU RECEIVE WILL BE NON-QUALIFIED STOCK OPTIONS.

            All of the new options to be granted pursuant to this exchange offer will be non-qualified stock options, which are subject to different tax considerations than incentive stock options. With respect to non-qualified stock options: (a) no income is recognized by the optionholder at the time the option is granted; (b) upon exercise of the option, the optionholder recognizes ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise; and (c)) at disposition, any appreciation after the date of exercise is treated as capital gain.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

            If you are an employee who resides in the United States, there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

            WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

                             BUSINESS-RELATED RISKS

            For a description of risks related to Nautica's business, please see
Section 18 of this Offer to Exchange.

                                  INTRODUCTION

            Nautica Enterprises, Inc. ("Nautica") is offering to exchange certain outstanding, unexercised options issued under the Nautica Enterprises, Inc. 1996 Stock Incentive Plan, as amended and as may be further amended from time to time (the "1996 Plan") to purchase shares of common stock of Nautica with an exercise price greater than $24.00 per share which are held by eligible employees for new options to be granted in the future under the 1996 Plan.

            An "eligible employee" refers to an employee of Nautica or one our subsidiaries as of the date the offer commences and through the Cancellation Date. Members of our Board of Directors and the executive officers listed on Schedule A to this Offer to Exchange are not eligible to participate in the exchange offer.

            We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related cover letter from Harvey Sanders dated July 16, 2002 (the "Sanders Letter"), the Election Form and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "option exchange program").

            Each eligible employee who accepts the offer and remains an eligible employee through the grant date of the new options will receive 0.70 shares subject to the new options for each share subject to the options tendered, rounded up to the nearest whole share.

            Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options is expected to be on or about February 18, 2003, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender all or none of the outstanding, unexercised options subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the business day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date").

            The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

            If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our 1996 Plan on a future date. The terms and conditions of any new option grant you receive may differ from the terms and conditions of the options you tender.

            The exercise price per share of the new options will be 100% of the fair market value of Nautica common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options.

            Unless otherwise provided in the 1996 Plan, each new option granted will vest in accordance with the vesting schedule of the cancelled options, except that no new option will vest or be exercisable earlier than six months after the date of its grant. All of the options eligible to be exchanged would be fully vested earlier than six months after the date that we anticipate granting the new options. Consequently, assuming that new options are granted on February 18, 2003, all new options will become fully vested and exercisable on August 18, 2003.

            As of July 15, 2002, options to purchase an aggregate of 5,129,630 of our shares were issued and outstanding. Options to purchase approximately 439,600 of our shares, constituting approximately 8.6% of the shares currently subject to issued and outstanding options, are eligible to be exchanged in this option exchange program.

                                    THE OFFER

SECTION 1.  ELIGIBILITY.

            Eligible employees may participate in this offer. An "eligible employee" refers to an employee of Nautica or any of our subsidiaries who is employed as of the date the offer commences and through the Cancellation Date.

            Members of our Board of Directors and the executive officers listed on Schedule A to this Offer to Exchange are not eligible to participate in the exchange offer.

            In order to receive a new option, you must continue to be an eligible employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Nautica does not extend the offer period, the new options will be granted on or about February 18, 2003.

            Every outstanding, unexercised option granted to an eligible employee at an exercise price greater than $24.00 per share pursuant to the Nautica Enterprises, Inc. 1996 Stock Incentive Plan, as amended and as may be further amended from time to time (the "1996 Plan") may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entirety of the portion that remains outstanding and unexercised.

            Participation in the offer is completely voluntary. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until they expire by their terms.

SECTION 2.  NUMBER OF OPTIONS; EXPIRATION DATE.

            Subject to the terms and conditions of the offer, we will accept for exchange all outstanding, unexercised options held by eligible employees with an exercise price greater than $24.00 per share granted pursuant to the 1996 Plan that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. As of July 15, 2002, options to purchase an aggregate of 439,600 shares of Nautica's common stock are eligible to be exchanged. We will not accept partial tenders of option grants for portions of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible option grants.

            If your eligible options are properly tendered and accepted for exchange, these options will be cancelled and, subject to the terms of this offer, you will be entitled to receive on a future date one or more new options to purchase 0.70 shares of common stock in exchange for each share subject to the options tendered by you and accepted for exchange, rounded up to the nearest whole share, and subject to adjustments for any stock splits, stock dividends and similar events, provided that you remain an eligible employee on that future date. All new options will be subject to the terms of our 1996 Plan, and to a new option agreement between you and us. The terms and conditions of any new option grant you receive may differ from the terms and conditions of the options you tender.

            If, for any reason, you do not remain an eligible employee of Nautica or our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled. Nothing in this offer or the acceptance thereof shall confer upon you any right to continued employment with Nautica or its subsidiaries or limit the right of Nautica or its subsidiaries to terminate your employment at any time.

            The term "expiration date" means 6:00 p.m., Eastern Daylight Time, on August 14, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

            As long as we comply with any applicable laws, we may amend the offer at any time in any way, including extending the amount of time it will remain open, increasing or decreasing the consideration offered in the offer to optionholders or increasing or decreasing the number of options eligible to be tendered in the offer.

            If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

- we increase or decrease the amount of consideration offered for the options; or

- we decrease the number of options eligible to be tendered in the offer.

              If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

            We will also notify you of any other material change in the information contained in this Offer to Exchange.

            For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

SECTION 3.  PURPOSE OF THE OFFER.

We issued the options outstanding to:

- provide our eligible employees with additional incentives and to promote the success of our business, and

- encourage our eligible employees to continue their employment with us.

            One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Nautica. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value. It should be noted, however, that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

            From time to time we engage in strategic transactions with business partners, licensees, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons. As is outlined in
Section 9, the exercise price per share of the new options will be 100% of the fair market value of Nautica common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options.

            It is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a different issuer.

            We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include termination of your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees and consultants who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquirer or any other consideration for their tendered options.

PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, WE MAY, IN OUR DISCRETION, TERMINATE YOUR RIGHT TO RECEIVE REPLACEMENT OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. IN ADDITION, THE ACQUIRING COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT OR VESTING OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS OR ANY OTHER REASON BEFORE THE REPLACEMENT OPTION IS GRANTED MEANS THAT YOU

WILL NOT RECEIVE THE REPLACEMENT OPTION, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

            In November 2001 we adopted a Stockholder Rights Plan designed to protect stockholders against stock accumulations and other unfair tactics to acquire control of Nautica. The Rights Plan was not adopted in response to any major purchase of stock, but as a safeguard of stockholders' interests. Under the Plan, each stockholder at the close of business on November 12, 2001 received a dividend distribution of one right for each share of common stock held. The rights expire on November 12, 2011. Each right entitles stockholders to purchase from Nautica 1/100 of a share of junior participating preferred stock at an exercise price of $60. The rights will become exercisable only if a person or group (other than the current Chairman of the Board) acquires 15% or more of Nautica's common stock (an "Acquiring Person"), or commences a tender or exchange offer which, if consummated, would result in the person or group becoming an Acquiring Person. If a person or group becomes an Acquiring Person, each right will entitle the holder (other than the Acquiring Person) to purchase, by payment of the exercise price, Nautica common stock with a value of twice the exercise price. In addition, at any time after a person or group becomes an Acquiring Person and before such Acquiring Person acquired 50% or more of the outstanding common stock, the Board of Directors may, at its option, require each outstanding right (other than those held by the Acquiring Person ) to be exchanged for one share of Nautica common stock.

            If a person or group becomes an Acquiring Person and Nautica is subsequently acquired in a merger or other business combination or sells more than 50% of its assets or earning power to any person, each right will entitle all other holders to purchase, by payment of the $60 exercise price, common stock of the acquiring company with a value of twice the exercise price.

            Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange, the Sanders Letter, the Election Form, and the Notice to Withdraw from the Offer and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

SECTION 4.  PROCEDURES FOR TENDERING OPTIONS.

            Proper Tender of Options.

            To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form, along with any other required document, to us via facsimile, overnight courier or hand delivery to James F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019 (fax no. (212) 841-7228). Mr. Haneschlager must receive all of the required documents before the expiration date. The expiration date is 6:00 p.m. Eastern Daylight Time on August 14, 2002, unless we extend the offer period.

THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICE TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED SCHEDULES, IS AT YOUR RISK.

            Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

            We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

            Our Acceptance Constitutes an Agreement.

            Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

            Subject to our right to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

SECTION 5.  WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

            You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

            You may withdraw your tendered options at any time before 6:00 p.m., Eastern Daylight Time, on August 14, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. We expect to accept and cancel all properly tendered options promptly after the expiration of the offer. However, if we have not accepted and cancelled your tendered options for exchange by September 10, 2002, you may withdraw your tendered options at any time after such date.

            To validly withdraw tendered options, you must deliver via facsimile, overnight courier or hand delivery to James F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019 (fax no. (212) 841-7228), in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

            To validly change your election regarding the tender of particular options, you must deliver a new Election Form via facsimile, overnight courier or hand delivery to James F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019 (fax no. (212) 841-7228), in accordance with the procedures listed in
Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

-           the name of the optionholder who tendered the options,

-           the grant date of each option to be tendered,

-           the exercise price of each option to be tendered, and

- the total number of unexercised option shares subject to each option to be tendered.

            Except as described in the following sentence, the Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options. If the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

            You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

            Neither we nor any other person are obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

SECTION 6.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

            Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and will cancel those options that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be August 15, 2002, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

            All replacement options granted pursuant to this option exchange program will be non- qualified stock options. Subject to the terms and conditions of this offer, if your options are properly tendered by August 14, 2002 (the scheduled expiration date of the offer) and are accepted for exchange and cancelled on August 15, 2002 you will be granted new non-qualified stock options on or about February 18, 2003, unless this offer is extended.

            If we accept and cancel options properly tendered for exchange after August 15, 2002, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than February 18, 2003 covering the appropriate number of shares, calculated according to the number of shares issuable upon exercise of the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

            If we accept options you tender in the offer, we will defer any grant to you of other options for which you may be eligible before the new option grant date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to such interim option grants as a result of the offer.

            It is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a different issuer.

            We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include termination of your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees and consultants who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquirer or any other consideration for their tendered options.

PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, WE MAY, IN OUR DISCRETION, TERMINATE YOUR RIGHT TO RECEIVE REPLACEMENT OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. IN ADDITION, THE ACQUIRING COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT OR VESTING OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS OR ANY OTHER REASON BEFORE THE REPLACEMENT OPTION IS GRANTED MEANS THAT YOU WILL NOT RECEIVE THE REPLACEMENT OPTION, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

            Your new options will entitle you to purchase 0.70 shares for each share subject to the options you tender, rounded up to the nearest whole share, and as adjusted for any stock splits, stock dividends and similar events. For example, if your old option was for 1,000 shares, your new option will be for 700 shares. If, for any reason, you are not an employee of Nautica or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

            We will not accept partial tenders of your eligible option grants. You may tender one or more of your option grants, but you must tender all or none of the unexercised options in each grant.

            Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Nautica intends to e-mail to you a Confirmation of Receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted your options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to James F. Haneschlager, Senior Vice President, Administration & Human Resources, or to the optionholders generally of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be August 15, 2002.

SECTION 7.  CONDITIONS TO THE OFFER.

            Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after July 16, 2002, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

- there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Nautica;

- there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Nautica, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                  (3) materially impair the contemplated benefits of the offer to Nautica; or

                  (4) materially and adversely affect Nautica's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Nautica;

- there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

- a tender or exchange offer for some or all of our shares, or a merger of or acquisition proposal for Nautica, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

- any change or changes shall have occurred in Nautica's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Nautica or may materially impair the contemplated benefits of the offer to Nautica.

            The conditions to the offer are for Nautica's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

SECTION 8.  PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.

            The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "NAUT". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                                              HIGH         LOW
FISCAL YEAR 2001
     First Quarter Ended June 3, 2000                        $ 12.56     $  9.81
     Second Quarter Ended September 2, 2000                    13.00        8.63
     Third Quarter Ended December 2, 2000                      14.75       11.25
     Fourth Quarter Ended March 3, 2001                        19.56       12.63
FISCAL YEAR 2002
     First Quarter Ended June 2, 2001                          21.20       14.47
     Second Quarter Ended September 1, 2001                    21.65       12.83
     Third Quarter Ended December 1, 2001                      14.76       10.46
     Fourth Quarter Ended March 2, 2002                        14.49       12.57
FISCAL YEAR 2003
     First Quarter Ended June 1, 2002                          16.22       12.94
     Second Quarter Through July 15, 2002                      13.75       11.53

            As of July 15, 2002, the closing price of our common stock as reported by the Nasdaq National Market was $13.02 per share.

            WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

SECTION 9.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

            Consideration.

            We will issue new options to purchase shares of common stock under our 1996 Plan at a future date in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each optionholder in the future will depend on the number of shares subject to the options tendered. For each option tendered by the optionholder and accepted for exchange and cancelled by us, the number of shares subject to the new option will be equal to 0.70 shares for each share subject to the cancelled option, rounded up to the nearest whole share, and as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a maximum of approximately 307,720 shares of common stock. The shares issuable upon exercise of these new options would equal less than 1% the total shares of our common stock outstanding as of July 15, 2002.

            Terms of New Options.

            The new options will be granted under our 1996 Plan. New option agreements will be entered into on a future date between Nautica and each optionholder who has tendered options in the offer. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially or adversely affect the rights of optionholders.

            Please read "U.S. Federal Income Tax Consequences" later in this section, as well as Section 14 for a discussion of the potential tax consequences for United States employees. In addition, you should note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the cancelled options. The following description summarizes the material terms of the 1996 Plan and the options granted under the 1996 Plan.

            The maximum number of shares of Nautica's common stock which may be issued over the term of the 1996 Plan may not exceed 4,000,000 shares. Our 1996 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as non-qualified or nonstatutory stock options.

            Administration.

            The 1996 Plan is administered by a committee of the of the Board of Directors, which consists of at least two "Outside Directors" who are not employees or officers of Nautica (the "Committee"). The Committee has authority to interpret the 1996 Plan, adopt administrative regulations and determine and amend the terms of awards to employees.

            Term.

            The term of the options are determined by the Committee and evidenced in each individual option agreement. Options generally have a maximum term of ten (10) years. Each new option granted under this option exchange program will have the same termination date as the cancelled option it replaces.

            Termination of Options.

            The effect of your termination of employee status on your new options will be determined in accordance with your new option agreement. Generally, the new options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within three (3) months following your termination. In the event that the termination of your employment is by reason of disability, you generally may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within twelve (12) months following such termination. In the event that the termination of your employment is by reason of death, the executors, administrators, legatees or distributees of your estate generally may exercise any option held by you at any time until its expiration date, in accordance with its terms.

            Exercise Price.

            The Committee determines the exercise price at the time the option is granted. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of Nautica's common stock reported by the Nasdaq National Market on the date of grant.

            Vesting and Exercise.

            Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Committee. Options granted by us pursuant to the 1996 Plan generally vest over a period of five (5) years, beginning one year following the date of grant, at a rate of 20% per year, provided the employee remains continuously employed by Nautica.

            Unless otherwise provided in the 1996 Plan, each new option granted under this option exchange program will vest in accordance with the vesting schedule of the cancelled options, except that no new option will vest or be exercisable earlier than six months after the date of its grant. All of the options eligible to be exchanged would be fully vested earlier than six months after the date that we anticipate granting the new options. Consequently, assuming that new options are granted on February 18, 2003, all new options will become fully vested and exercisable on August 18, 2003.

            Payment of Exercise Price.

            You may exercise your options, in whole or in part, by delivery of a written notice to us which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Committee and generally include cash or cash equivalents, shares of common stock which you have owned for at least six months, or any combination thereof.

            Adjustments Upon Certain Events.

            In the event of specified changes in Nautica's capital structure, Board composition or management, the vesting of each outstanding option under the 1996 Plan, including options held by our executive officers, will automatically accelerate and vest in full.

            Termination of Employment.

            If, for any reason, you are not an eligible employee from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange and cancelled. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled. In addition, if, for any reason, you are not an employee of Nautica or its subsidiaries on the date your new options vest, which date will not be earlier than six months after the date of grant, you will not be able to exercise such options.

            Transferability of Options.

            New options generally may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

            Registration of Option Shares.

            4,000,000 shares of common stock issuable upon exercise of options under our 1996 Plan have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your shares received upon exercise free of any transfer restrictions under applicable U.S. securities laws.

            U.S. Federal Income Tax Consequences.

            You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. We strongly recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

            Our statements in this Offer to Exchange concerning our 1996 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of 1996 Plan and the forms of option agreement under the 1996 Plan. Please contact James F. Haneschlager, Senior Vice President, Administration & Human Resources, Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019 (telephone: (212) 841-7266), to receive a copy of the 1996 Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

SECTION 10. INFORMATION CONCERNING NAUTICA.

            Our principal executive offices are located at 40 West 57th Street, New York, NY 10019, and our telephone number is (212) 541-5757.

            Through our subsidiaries, we design, source, market and distribute apparel under the following brands: Nautica; Nautica Competition; Nautica Jeans Company; Earl Jean; John Varvatos; E. Magrath; and Byron Nelson. These products feature innovative designs, classic and contemporary styling, quality fabrics and functionality.

            Through our wholesale business, we sell Nautica branded apparel primarily to leading department and specialty stores in over 2,300 retail locations throughout the United States. Earl Jean and John Varvatos products are sold primarily to high-end department stores, up-scale specialty retailers and fashion forward boutiques in over 1,100 and 60 retail locations, respectively, primarily throughout the United States and certain European markets.

            Our in-store shop programs for the Nautica, Nautica Competition and Nautica Jeans Company collections are an integral part of our marketing strategy for our wholesale business. Through this program, together with a department store customer, we create a specific area within the store dedicated to the exclusive merchandising and sale of the Nautica, Nautica Competition or Nautica Jeans Company collections, as the case may be. Each of these shops are outfitted with signature fixtures consistent with the image of each of the brands and present the collections in an integrated, visually attractive environment. At the end of the fiscal year 2002, the number of Nautica in-store shops was approximately 1,500. Since its introduction in 1999, the number of Nautica Jeans shops has grown to approximately 1,100.

            In addition to our wholesale business, we operate 96 Nautica and 12 Nautica Jeans outlet stores. The stores provide a sales channel for Nautica products for value oriented consumers and allows for the organized distribution of excess and out-of-season merchandise.

            We strategically extend the Nautica brands and broadens the international distribution of the Nautica apparel collection through license arrangements. The Nautica name and trademarks are currently licensed for a range of products consistent with Nautica's design concepts and image. They are also licensed globally to agents or companies for distribution of the Nautica collection.

            The financial information included in our annual report on Form 10-K for the fiscal year ended March 2, 2002 and in our quarterly report on Form 10-Q for the quarterly period ended June 1, 2002, is incorporated herein by reference. See "Additional Information" in Section 17 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

SECTION 11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
            CONCERNING THE OPTIONS.

            A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of July 15, 2002 our non-employee directors and executive officers identified on Schedule A, each as a group, beneficially owned options outstanding under the 1996 Plan to purchase 66,000 and 1,453,500 of our shares, respectively, which numbers represented 2.1% and 45.2%, respectively, of the shares subject to all options outstanding under the 1996 Plan as of that date. The options to purchase our shares owned by such directors and executive officers are not eligible to be tendered in the offer.

            As of July 15, 2002 our non-employee directors and executive officers listed on Schedule A, each as a group, beneficially owned options outstanding under the 1989 Employee Incentive Stock Plan to purchase a total of 16,000 and 1,326,700, respectively, of our shares. The material terms of the 1989 Employee Incentive Stock Plan are substantially similar to the terms of the 1996 Plan. None of the options issued under the 1989 Employee Incentive Stock Plan are eligible to be tendered in the offer.

            As of July 15, 2002 our non-employee directors beneficially owned options outstanding under the Executive Incentive Stock Option Plan to purchase a total of 12,000 of our shares. The material terms of the Executive Incentive Stock Option Plan are substantially similar to the terms of the 1996 Plan. None of the options issued under the Executive Incentive Stock Option Plan are eligible to be tendered in the offer.

            On July 1, 1987 we granted to our Vice Chairman options to purchase up to an aggregate of 2,262,064 shares of our common stock at a purchase price of $0.87 per share. The options expire 60 days after the earlier of (i) July 1, 2007, or (ii) 10 months following the date that the Vice Chairman ceases to be employed by the Company. At July 15, 2002, 281,940 options exercisable at $0.87 remain outstanding. None of these options granted to the Vice Chairman are eligible to be tendered in the offer.

            There have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to July 16, 2002 by Nautica or, to our knowledge, by any executive officer, director or affiliate of Nautica.

SECTION 12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
            CONSEQUENCES OF THE OFFER.

            Options we acquire through the offer which were originally granted under the 1996 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1996 Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

            We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

- we will not grant the new options to participants in the exchange offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange;

- the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options; and

- no other options will be granted to participants in the exchange offer until at least six months and one day after the date the tendered options are granted.

SECTION 13. LEGAL MATTERS; REGULATORY APPROVALS.

            We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

            If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we presently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

SECTION 14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

            The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

            Optionholders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. However, optionholders should be aware that all new options granted under this option exchange program will be non-qualified options, which are subject to different tax consequences than incentive stock options. WE STRONGLY ADVISE ALL OPTIONHOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

            Incentive Stock Options

            Under current law, an optionholder will not realize taxable income upon the grant of an incentive stock option under our 1996 Stock Plan. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder's death or disability, if an option is exercised more than three months after the optionholder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

            If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

- at least two years after the date the incentive stock option was granted, and

- at least one year after the date the incentive stock option was exercised.

            If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the optionholder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

            Unless an optionholder engages in a disqualifying disposition, we will not be entitled to an income tax deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will be entitled to an income tax deduction equal to the amount of compensation income taxable to the optionholder if we comply with existing tax reporting requirements.

            Regardless of whether you tender incentive stock options or non-qualified stock options, if those options are accepted for exchange, the new options will be granted as non-qualified stock options.

            Non-Qualified Stock Options.

            Under current law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a non-qualified or nonstatutory stock option. Non-qualified stock options are not subject to the one-year and two-year holding periods described above. When an optionholder exercises a non-qualified stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder and subject to applicable withholding requirements. To the extent permitted by the Plan and the option agreement, upon exercise optionholders may elect to have the minimum withholding tax obligation satisfied by having Nautica withhold shares of stock otherwise deliverable to the optionholder as a result of the exercise or by delivering to Nautica shares of unrestricted stock held by the optionholder for at least six months.

            We will be entitled to an income tax deduction equal to the amount of compensation income taxable to the optionholder if we comply with existing tax reporting requirements.

            When an optionholder sells shares acquired upon the exercise of a non-qualifying stock option, any appreciation in the market value of the stock between the date of exercise and the date of disposition is subject to the applicable capital gains tax.

            All new options granted under this exchange program will be non-qualified stock options, regardless of whether the options tendered for exchange were incentive stock options or non-qualified stock options.

WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

SECTION 15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

            We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the optionholders or making a public announcement thereof.

            We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

            Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

            Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made regarding the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of the change.

            If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

            If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

- we increase or decrease the amount of consideration offered for the options; or

- we decrease the number of options eligible to be tendered in the offer.

            If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 15, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

            For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

SECTION 16. FEES AND EXPENSES.

            We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

SECTION 17. ADDITIONAL INFORMATION.

            This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

            1. Nautica's Annual Report on Form 10-K for the fiscal year ended March 2, 2002, filed with the SEC on May 30, 2002;

            2. Nautica's Quarterly Report on Form 10-Q for the fiscal quarter ended June 1, 2002, filed with the SEC on July 16, 2002; and

            3. Nautica's Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, filed with the SEC on June 7, 2002.

            The SEC file number for these filings is 0-06708. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                  500 West Madison Street
Room 1024                               Suite 1400
Washington, D.C. 20549                  Chicago, Illinois 60661

            You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

            Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "NAUT" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street N.W.
                             Washington, D.C. 20006

            Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, from our website located at www.nautica.com or by writing to us at Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019, or contacting us at (212) 541-5757.

            As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

            The information about Nautica contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

SECTION 18. MISCELLANEOUS.

            This Offer to Exchange and our SEC reports referred to above contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations of future events and are subject to a number of risks and uncertainties that may cause our actual results to differ materially from those described in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These factors and uncertainties include, among others: the risk that our new businesses will not be integrated successfully; the risk that we will experience difficulties with respect to the transitioning and ramp-up of its new distribution facility; the overall level of consumer spending on apparel; dependence on sales to a limited number of large department store customers; risks related to extending credit to customers; actions of existing or new competitors and changes in economic or political conditions in the markets where we sell or source our products; risks associated with consolidations, restructuring and other ownership changes in the retail industry; changes in trends in the market segments in which we compete; risks associated with uncertainty relating to our ability to launch, support and implement new product lines in the United States and Europe; effects of competition; changes in the costs of raw materials, labor and advertising; and, the ability to secure and protect trademarks and other intellectual property rights. These and other risks and uncertainties are disclosed from time to time in our filings with the SEC, including our periodic reports on Forms 10-K and 10-Q, our press releases and in oral statements made by or with the approval of authorized personnel. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

            We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

            WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE COVER LETTER FROM HARVEY SANDERS DATED JULY 16, 2002, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                           Nautica Enterprises, Inc.

                                 July 16, 2002

                                   SCHEDULE A

                      INFORMATION CONCERNING THE DIRECTORS
               AND EXECUTIVE OFFICERS OF NAUTICA ENTERPRISES, INC.

            Set forth in the following table are the names, positions and offices of the directors and the named executive officers of Nautica Enterprises, Inc. as identified in Nautica's Proxy Statement dated June 7, 2002 for the Annual Meeting of Stockholders held on July 10, 2002:

NAME                     POSITION AND OFFICES HELD

Harvey Sanders           Chairman of the Board of Directors, Chief Executive Officer and President
David Chu                Vice Chairman and Director
John Varvatos            President, John Varvatos Company, a wholly-owned subsidiary of
                         Nautica, and Director
Paulette McCready        President, Nautica Jeans Company and Nautica Childrens Company,
                         wholly-owned subsidiaries of Nautica
Robert B. Bank           Director
Israel Rosenzweig        Director
Charles H. Scherer       Director
Steven H. Tishman        Director
Ronald G. Weiner         Director

            The address of each director and executive officer is: c/o Nautica Enterprises, Inc., 40 West 57th Street, New York, NY 10019.











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